Exhibit 99.1

AMC NETWORKS INC. REPORTS
SECOND QUARTER 2014 RESULTS

Second Quarter 2014 Highlights (1):

•	Net revenues increased 37.6% to $522 million

•	Operating income of $129 million, an increase of 13.2% excluding the prior year litigation settlement gain

•	AOCF[2] increased 13.5% to $157 million

•	Earnings per share of $0.83, an increase of 12.5% excluding the prior year litigation settlement gain
New York, NY - August 7, 2014: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2014.
President and Chief Executive Officer Josh Sapan said: “AMC Networks once again generated double digit increases in revenue and AOCF in the second quarter as we continued to create value for our shareholders by investing in high-quality original programming that builds our brands, strengthens our relationships with distributors and advertisers and creates highly passionate and dedicated viewers. We are proud of our thirty-five prime-time Emmy nominations, including twenty six at AMC, eight at IFC and one at SundanceTV.  We recently renewed AMC’s Revolutionary War drama ‘Turn’ for a second season and debuted both AMC’s ‘Halt and Catch Fire’ and WE tv’s ‘The Divide’ to wide critical acclaim.  As we develop our international business, we are rebranding the recently acquired MGM Channel to AMC, and distributing ‘Halt and Catch Fire’ and ‘The Divide’ on this new global platform. IFC Films’ latest release, ‘Boyhood,’ filmed over a twelve year period by acclaimed director Richard Linklater, and starring Ethan Hawke and Patricia Arquette, is receiving glowing reviews and generating strong box office results as we roll it out across the country."

Second quarter net revenues increased $143 million, or 37.6%, to $522 million over the second quarter of 2013, led by 8.7% growth at National Networks and an increase of $111 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $157 million, an increase of 13.5%, or $19 million, versus the prior year period. National Networks AOCF decreased 9.4% and International and Other AOCF increased $34 million versus the prior year period. Operating income was $129 million, a decrease of 47.6%, or $118 million, versus the prior year period. The decrease was attributable to the impact of a litigation settlement gain of $133 million in the prior year period. Excluding the impact of the litigation settlement gain, operating income increased 13.2%, or $15 million, versus the prior year period, consisting of a decrease of 4.4% at National Networks and an increase of $22 million at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the Chellomedia acquisition.

1.	Comparative results affected by the litigation settlement gain in 2013 and the Chellomedia acquisition in 2014.

2.	See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

For the six months ended June 30, 2014, net revenues increased $285 million, or 37.5%, to $1.047 billion, AOCF increased $36 million, or 12.3%, to $324 million, and operating income decreased $98 million, or 26.1%, to $277 million. Excluding the litigation settlement gain recorded in the second quarter of 2013, operating income for the six months ended June 30, 2014 increased $35 million, or 14.6%.

Second quarter net income from continuing operations was $60 million ($0.83 per diluted share), compared with $136 million ($1.87 per diluted share) in the second quarter of 2013. The decrease resulted from the decline in operating income.

Net income from continuing operations for the six months ended June 30, 2014 was $132 million ($1.83 per diluted share), compared with $197 million ($2.72 per diluted share) in the prior year period.

For the six months ended June 30, 2014, net cash used in operating activities was $177 million and Free Cash Flow3 was $159 million. These amounts represent an increase of $318 million and $313 million, respectively, compared to the prior year period. The increase was primarily attributable to the absence of $234 million of payments related to the VOOM HD settlement agreement (consisting of a $175 million payment to Cablevision Systems Corporation and $59 million of cash income tax payments) made during the six month period ended June 30, 2013. Excluding the impact of the VOOM HD settlement agreement payments, Free Cash Flow increased $79 million primarily due to the increase in operating performance and a decrease in cash income taxes.
Segment Results

(dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Net revenues:
National Networks	$398,004	$365,995	8.7%	$846,684	$737,666	14.8%
International and Other	124,600	13,389	830.6%	201,178	23,810	744.9%
Inter-segment eliminations	(511)	(62)	724.2%	(1,215)	(193)	529.5%
Total net revenues	$522,093	$379,322	37.6%	$1,046,647	$761,283	37.5%

AOCF:
National Networks	$136,918	$151,195	(9.4)%	$314,664	$315,790	(0.4)%
International and Other	19,537	(13,976)	239.8%	8,488	(29,372)	128.9%
Inter-segment eliminations	464	1,073	(56.8)%	873	2,040	(57.2)%
Total AOCF	$156,919	$138,292	13.5%	$324,025	$288,458	12.3%
National Networks
National Networks principally consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and SundanceTV.
National Networks revenues for the second quarter 2014 increased 8.7% to $398 million, AOCF declined 9.4% to $137 million, and operating income declined 4.4% to $125 million, all compared to the prior year period.
National Networks revenues for the six months ended June 30, 2014 increased 14.8% to $847 million, AOCF was essentially flat at $315 million, and operating income increased 6.3% to $294 million, all compared to the prior year period.
Second quarter growth in revenues was led by an 11.3% increase in advertising revenues to $164 million. The increase in advertising revenues was due to strong demand for our original programming,

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

primarily at AMC. Distribution revenues increased 7.0% to $234 million. The growth in distribution revenues was primarily attributable to licensing, digital and home video revenues as well as affiliate fees.
Second quarter AOCF decreased 9.4% to $137 million reflecting the increase in revenues offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming and marketing expense compared to the prior year period. The operating income decrease reflected the decline in AOCF partially offset by a reduction in amortization expense.
International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing online content distribution initiatives.
International and Other revenues for the second quarter of 2014 increased $111 million to $125 million, AOCF improved $34 million to $20 million, and operating income decreased $111 million to $4 million, all compared to the prior year period.
International and Other revenues for the six months ended June 30, 2014 increased $177 million to $201 million, AOCF improved $38 million to $8 million, and operating income decreased $114 million to a loss of $18 million, all compared to the prior year period.
Second quarter revenues increased primarily as a result of the Company’s acquisition of Chellomedia. Second quarter AOCF principally reflected the increase in revenues partially offset by an increase in expenses, primarily related to Chellomedia.
The decrease in operating income, for both the second quarter and year-to-date, was attributable to the impact of a litigation settlement gain of $133 million in the prior year period.
Other Matters
Chellomedia Acquisition
As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to June 30, 2014, which affects the comparability of our results.
Please see the Company’s Form 10-Q for the period ended June 30, 2014 for further details.
AMC Networks International Re-branding
On July 8, 2014, the Company announced the re-branding of its international programming businesses to “AMC Networks International.” AMC Networks International, which encompasses Chellomedia and AMC/Sundance Global, reaches more than 140 countries and territories, including Africa, Asia, Europe and Latin America.
Reorganization of Operating Segments
As previously disclosed, the Company reorganized its operating segments following the Chellomedia acquisition. The results of AMC and Sundance Channel in Canada as well as AMC Networks Broadcasting & Technology, the Company’s network technical services business, are now included in the National Networks operating segment. Previously, these operations were included in the International and Other operating segment. The reorganization had no impact on the historical consolidated financial results previously reported by the Company.

Please see the Company’s Form 10-Q for the period ended June 30, 2014 for further details.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network L.L.C. (“DISH Network”). The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 9 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its second quarter 2014 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 74646076.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Six Months Ended June 30, 2014 and 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues, net	$522,093	$379,322	$1,046,647	$761,283
Operating expenses:
Technical and operating (excluding depreciation and amortization)	232,044	137,656	449,215	274,335
Selling, general and administrative	141,890	108,978	287,246	208,431
Restructuring expense	1,153	—	1,153	0
Depreciation and amortization	17,531	18,308	31,925	36,653
Litigation settlement gain	—	(132,944)	—	(132,944)
	392,618	131,998	769,539	386,475
Operating income	129,475	247,324	277,108	374,808
Other income (expense):
Interest expense	(33,923)	(27,768)	(65,695)	(57,137)
Interest income	318	169	659	422
Miscellaneous, net	869	(144)	(4,241)	(346)
	(32,736)	(27,743)	(69,277)	(57,061)
Income from continuing operations before income taxes	96,739	219,581	207,831	317,747
Income tax expense	(36,559)	(83,850)	(75,664)	(120,499)
Income from continuing operations	60,180	135,731	132,167	197,248
Loss from discontinued operations, net of income taxes	(1,732)	—	(2,482)	—
Net income including noncontrolling interests	58,448	135,731	129,685	197,248
Net loss attributable to noncontrolling interests	207	—	337	—
Net income attributable to AMC Networks’ stockholders	$58,655	$135,731	$130,022	$197,248

Basic net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$0.84	$1.90	$1.84	$2.76
Loss from discontinued operations	$(0.02)	$0.00	$(0.03)	$—
Net income	$0.81	$1.90	$1.81	$2.76

Diluted net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$0.83	$1.87	$1.83	$2.72
Loss from discontinued operations	$(0.02)	$0.00	$(0.03)	$—
Net income	$0.81	$1.87	$1.80	$2.72

Weighted average common shares:
Basic weighted average common shares	72,043	71,568	71,910	71,430
Diluted weighted average common shares	72,802	72,643	72,343	72,613

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2014
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$136,918	$(5,046)	$(6,624)	$—	$125,248
International and Other	19,537	(12,485)	(2,136)	(1,153)	3,763
Inter-segment eliminations	464	—	—	—	464
Total	$156,919	$(17,531)	$(8,760)	$(1,153)	$129,475

	Three Months Ended June 30, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$151,195	$(15,177)	$(4,951)	$—	$131,067
International and Other	(13,976)	(3,131)	(653)	132,944	115,184
Inter-segment eliminations	1,073	—	—	—	1,073
Total	$138,292	$(18,308)	$(5,604)	$132,944	$247,324

	Six Months Ended June 30, 2014
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$314,664	$(9,953)	$(10,789)	$—	$293,922
International and Other	8,488	(21,972)	(3,050)	(1,153)	(17,687)
Inter-segment eliminations	873	—	—	—	873
Total	$324,025	$(31,925)	$(13,839)	$(1,153)	$277,108

	Six Months Ended June 30, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$315,790	$(30,476)	$(8,735)	$—	$276,579
International and Other	(29,372)	(6,177)	(1,206)	132,944	96,189
Inter-segment eliminations	2,040	—	—	—	2,040
Total	$288,458	$(36,653)	$(9,941)	$132,944	$374,808

(a)
Results for the three and six months ended June 30, 2014 include a $1,153 restructuring expense related to AMC Networks International. Results for the three and six months ended June 30, 2013 include a $132,944 litigation settlement gain related to the VOOM HD lawsuit settlement agreement.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013	June 30, 2013
National Networks Subscribers
AMC (a)	96,600	96,900	98,300
WE tv (a)	85,800	85,200	82,700
IFC (a)	73,000	72,400	69,500
Sundance Channel (a)	57,100	57,200	50,600

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	June 30, 2014
Cash and cash equivalents	$283,992
Credit facility debt (a)	$1,480,000
Senior notes (a)	1,300,000
Total debt	$2,780,000
Net debt	$2,496,008
Capital leases	31,872
Net debt and capital leases	$2,527,880
LTM AOCF (b)	$559,756
Leverage ratio (c)	4.5 x
Adjusted leverage ratio (d)	4.1 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

(d)
Represents net debt and capital leases divided by LTM AOCF. LTM AOCF has been adjusted to include approximately $55 million of AOCF related to Chellomedia for the period from July 1, 2013 through January 31, 2014. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Six Months Ended June 30,
	2014	2013
Net cash provided by (used in) operating activities (a)	$177,451	$(140,522)
Less: capital expenditures	(18,755)	(13,670)
Free cash flow (a)	$158,696	$(154,192)

(a)
Net cash used in operating activities and free cash flow for the six months ended June 30, 2013 includes a $175 million payment to Cablevision Systems Corporation made in the second quarter of 2013 and approximately $59 million of cash income tax payments related to the VOOM HD litigation settlement.

Adjusted Earnings Per Diluted Share

	Three Months Ended June 30,
	2014	2013
Earnings per diluted share from continuing operations	$0.83	$1.87
Amortization of acquisition-related intangible assets, net of tax (a)	0.07	0.11
Adjusted earnings per diluted share	$0.90	$1.98

	Six Months Ended June 30,
	2014	2013
Earnings per diluted share from continuing operations	$1.83	$2.72
Amortization of acquisition-related intangible assets, net of tax (a)	0.12	0.21
Adjusted earnings per diluted share	$1.95	$2.93

(a)	Amortization of acquisition-related intangible assets was $8 million for the three months ended June 30, 2014 and $13 million for the three months ended June 30, 2013.

(b)	Amortization of acquisition-related intangible assets was $14 million for the six months ended June 30, 2014 and $25 million for the six months ended June 30, 2013.